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                                                                   EXHIBIT 99.1



                               Vical Incorporated
                       9373 Towne Centre Drive, Suite 100
                            San Diego, CA 92121-3088


March 25, 2002



Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

Ladies and Gentlemen:

Pursuant to Temporary Note 3T to Article 3 of Regulation S-X, I am writing you to inform you that Arthur Andersen LLP (Andersen) has represented to us in writing that their audit as of and for the year ended December 31, 2001 was subject to their quality control system for their U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Andersen personnel working on the audit, availability of national office consultation, and availability of personnel at foreign affiliates of Andersen to conduct the relevant portions of the audit.




/s/ MARTHA J. DEMSKI
--------------------
Martha J. Demski
Vice President and
Chief Financial Officer,
Treasurer and Secretary